EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Freestar Technology Corporation

As independent registered public accountants, we hereby consent to the use in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern dated October 13, 2004, included in FreeStar Technology Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2004, and to all references to our Firm included in this Registration Statement

/S/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
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Russell Bedford Stefanou Mirchandani LLP
New York, New York

January 11, 2005